Exhibit 10.1

CREDIT AGREEMENT

dated as of December 19, 2011

among

THORATEC CORPORATION,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

TABLE OF CONTENTS

		Page No.

SECTION 1.	DEFINITIONS	1
1.1	Certain Defined Terms	1
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	27
1.3	Other Definitional Provisions and Rules of Construction	27

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	28
2.1	Commitments; Making of Loans; the Register; Optional Notes	28
2.2	Interest on the Loans	36
2.3	Fees	40
2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Payments After an Event of Default	42
2.5	Use of Proceeds	45
2.6	Special Provisions Governing LIBOR Rate Loans	45
2.7	Increased Costs; Taxes; Capital Adequacy	48
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate	53
2.9	Defaulting Lenders	54
2.10	Replacement of a Lender	57

SECTION 3.	LETTERS OF CREDIT	58
3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	58
3.2	Letter of Credit Fees	60
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	61
3.4	Obligations Absolute	64
3.5	Nature of Issuing Lender’s Duties	65

SECTION 4.	CONDITIONS TO CREDIT EXTENSIONS	65
4.1	Conditions to Initial Revolving Loans and Swing Line Loans	65
4.2	Conditions to All Credit Extensions	67

SECTION 5.	BORROWER’S REPRESENTATIONS AND WARRANTIES	68

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5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	68
5.2	Authorization of Borrowing, etc.	69
5.3	Financial Condition	70
5.4	No Material Adverse Change	70
5.5	Title to Properties; Liens; Intellectual Property	70
5.6	Litigation; Adverse Facts	71
5.7	Payment of Taxes	71
5.8	Performance of Agreements	72
5.9	Investment Company Act	72
5.10	Securities Activities	72
5.11	Employee Benefit Plans	72
5.12	Certain Fees	73
5.13	Environmental Protection	73
5.14	Employee Matters	74
5.15	Solvency	74
5.16	Disclosure	74
5.17	Subordinated Indebtedness	75
5.18	Foreign Assets Control Regulations, etc.	75
5.19	Compliance with Laws and Regulations	75

SECTION 6.	BORROWER’S AFFIRMATIVE COVENANTS	76
6.1	Financial Statements and Other Reports	76
6.2	Existence, etc.	81
6.3	Payment of Taxes and Claims; Tax	81
6.4	Maintenance of Properties; Insurance	81
6.5	Inspection Rights; Lender Meeting	82
6.6	Compliance with Laws, etc.	82
6.7	Environmental and Other Matters	83
6.8	Execution of Subsidiary Guaranty After the Closing Date	84
6.9	Cash Management Systems	85
6.10	Covenants Regarding Products and Compliance with Required Permits	85
6.11	Designation of Senior Indebtedness	85

SECTION 7.	BORROWER’S NEGATIVE COVENANTS	86
7.1	Indebtedness	86
7.2	Liens and Related Matters	88
7.3	Investments; Acquisitions	90
7.4	Restricted Payments	92
7.5	Financial Covenants	92
7.6	Restriction on Fundamental Changes; Asset Sales	92
7.7	Transactions with Shareholders and Affiliates	94
7.8	Sales and Lease-Backs	95
7.9	Conduct of Business	95
7.10	Amendments of Organizational Documents and Documents Relating to Subordinated Indebtedness	95
7.11	Fiscal Year	95
7.12	Covenants Regarding Required Permits	96
7.13	Domestic Asset Requirement	96

SECTION 8.	EVENTS OF DEFAULT	96
8.1	Failure to Make Payments When Due	96
8.2	Default in Other Agreements	96
8.3	Breach of Certain Covenants	97
8.4	Breach of Warranty	97
8.5	Other Defaults Under Loan Documents	97
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	97
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	98
8.8	Judgments and Attachments	98
8.9	Dissolution	98
8.10	Employee Benefit Plans	98
8.11	Product Compliance	99
8.12	Change in Control	99
8.13	Invalidity of Loan Documents; Repudiation of Obligations	99

SECTION 9.	ADMINISTRATIVE AGENT	101
9.1	Appointment	101
9.2	Powers and Duties; General Immunity	102

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	104
9.4	Right to Indemnity	105
9.5	Resignation of Administrative Agent; Successor Administrative Agent and Swing Line Lender	105
9.6	Subsidiary Guaranty	106
9.7	Duties of Other Agents	106
9.8	Administrative Agent May File Proofs of Claim	107

SECTION 10.	MISCELLANEOUS	108
10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	108
10.2	Expenses	112
10.3	Indemnity	113
10.4	Set-Off	114
10.5	Ratable Sharing	115
10.6	Amendments and Waivers	115
10.7	Independence of Covenants	117
10.8	Notices; Effectiveness of Signatures	117
10.9	Survival of Representations, Warranties and Agreements	118
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	118
10.11	Marshalling; Payments Set Aside	119
10.12	Severability	119
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	119
10.14	Release of Subsidiary Guarantors	120
10.15	Applicable Law	120
10.16	Construction of Agreement; Nature of Relationship	120
10.17	Consent to Jurisdiction and Service of Process	120
10.18	Waiver of Jury Trial; Arbitration	121
10.19	Confidentiality	124
10.20	Counterparts; Effectiveness	125
10.21	The Platform	125
10.22	USA Patriot Act	125

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REQUEST FOR ISSUANCE

IV	FORM OF REVOLVING NOTE

V	FORM OF SWING LINE NOTE

VI	FORM OF COMPLIANCE CERTIFICATE

VII	FORM OF ASSIGNMENT AGREEMENT

VIII	FORM OF SUBSIDIARY GUARANTY

IX-A	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

IX-B	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

IX-C	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

IX-D	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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SCHEDULES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

5.1	SUBSIDIARIES OF BORROWER

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

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THORATEC CORPORATION

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of December 19, 2011 and entered into by and among THORATEC CORPORATION, a California corporation (“Borrower”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO (each individually referred to herein as a “Lender” and collectively as “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Lenders, at the request of Borrower, have agreed to extend certain credit facilities to Borrower, the proceeds of which will be used to provide financing for working capital and other general corporate purposes of Borrower and its Subsidiaries (such term and each other capitalized term used in these Recitals without definition are defined in subsection 1.1) and to pay Transaction Costs; and

WHEREAS, Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Administrative Agent agree as follows:

Section 1.                                          DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered or managed by (i) a single entity or (ii) an Affiliate of such entity.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Credit Agreement dated as of December 19, 2011.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Borrower or any of its Subsidiaries to any Person other than Borrower or any of its Subsidiaries of (i) any of the stock of any of Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection, (d) sales, assignments, transfers or dispositions of obsolete, worn out or surplus property in the ordinary course of business, and (e) any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is less than or equal to $250,000).

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit VII annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the highest of (i) the Prime Rate, (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate, and (iii) the LIBOR Rate plus 1.00%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Borrower Materials” has the meaning assigned to that term in subsection 6.1.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) other readily marketable securities that are (a) made in compliance with Borrower’s cash management policy approved by Borrower’s board of directors and (b) not equity, high-yield or auction rate securities.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means a Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Cash Management Agreement with Borrower or another Loan Party.

“Change in Control” means any of the following:  (i) any Person, either individually or acting in concert with one or more other Persons, shall have acquired beneficial ownership, directly or indirectly, of Securities of Borrower (or other Securities convertible into such Securities) representing 30% or more of the combined voting power of all Securities of Borrower entitled to vote in the election of members of the Governing Body of Borrower, other than Securities having such power only by reason of the happening of a contingency; (ii) the occurrence of a change in the composition of the Governing Body of Borrower such that a majority of the members of any such Governing Body are not Continuing Members; and (iii) the occurrence of any “Change of Control” or a similar term as defined in the documentation governing Subordinated Indebtedness.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning assigned to that term in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 19, 2011.

“Collateral Account” means the blocked deposit account in the name of Borrower maintained with, and under the sole dominion and control of, Administrative Agent pursuant to the provisions of Section 8.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of business of Borrower or such Subsidiary.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Commodity Agreement” means any commodity swap agreement, futures contract, commodity option contract or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VI annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), (vii) any amounts payable to Administrative Agent and Lenders and referred to in subsection 2.3 payable on or before the Closing Date, (viii) Transactions Costs up to an aggregate amount of $150,000, (ix) fees, costs and expenses incurred in connection with consummated acquisitions, equity and debt issuances and offerings and Asset Sales, and (x) non-recurring fees and expenses to the extent such fees and expenses do not exceed $5,000,000 in any Fiscal Year; but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last date of any Fiscal Quarter, the ratio of (i) Consolidated EBITDA for the four Fiscal Quarter period ending on such day minus the sum of (a) taxes paid in cash during such four Fiscal Quarter period, (b) Consolidated Capital Expenditures paid during such four Fiscal Quarter period but in any event not to exceed $10,000,000 during such four Fiscal Quarter period, and (c) Restricted Payments paid in cash during such four Fiscal Quarter period to (ii) Consolidated Fixed Charges for the four Fiscal Quarter period ending on such day, calculated on a Pro Forma Basis.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense paid in cash, (ii) scheduled principal payments in respect of Consolidated Total Funded Debt, and (iii) the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Borrower or any of its Subsidiaries is a party as lessee, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, net of interest income, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Funded Debt as at such day to (ii) Consolidated EBITDA for the four Fiscal Quarter period ending on such day, calculated on a Pro Forma Basis.

“Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Total Funded Debt” means, as at any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and (ii) the Letter of Credit Usage plus the maximum aggregate amount that is or may become available for drawing under all letters of credit that are issued for benefit of Borrower or one of its Subsidiaries otherwise than pursuant to this Agreement but excluding any letter of credit the entire face amount of which is supported by cash collateral.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Member” means, as of any date of determination any member of the Governing Body of Borrower who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Correction” means repair, modification, adjustment, relabeling, or destruction of a Product without its physical removal to some other location; or any plan in response to a notice of violation or deficiency from any Governmental Authority, such as, without limitation, FDA 483 inspection reports, FDA warning letters, and any plans to implement, monitor and audit ongoing compliance with plans of correction.

“Credit Extension” means, as the context may require (i) the funding of a Loan by a Lender, (ii) the conversion of a Base Rate Loan into a LIBOR Rate Loan, (iii) the continuation of a LIBOR Rate Loan, or (iv) the issuance of any Letter of Credit, any increase in the stated amount of any Letter of Credit or the extension of any stated expiry date of a Letter of Credit by Issuing Lender.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to subsection 2.9B, any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder,  (b) has notified Borrower, or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Administrative Agent (on its own behalf or on behalf of Borrower), to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or other applicable bankruptcy or insolvency laws, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deferred Seller Compensation” means additional consideration in the form of seller notes, earnouts, deferred purchase price and other similar deferred payment obligations, whether fixed or contingent, owed by Borrower or any Subsidiary in connection with a Permitted Acquisition to the seller thereunder and payable following the date the applicable Permitted Acquisition was consummated.

“Device Approval” means, with respect to any Product in a particular country or legal jurisdiction, all approvals, licenses, registrations or authorization of any Governmental Authority, necessary for the manufacture, use, storage, import, transport and sale of the Product in such country or legal jurisdiction, including without limitation, CE marking,  510(k) and premarket notification or premarket approval (a “PMA”) application, as such terms are defined in the FDCA.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower that is incorporated or organized under the laws of the United States of America, any state or political subdivision thereof or the District of Columbia.

“Draw Notice” has the meaning assigned to that term in subsection 3.3B.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that none of the following Persons shall be an Eligible Assignee: (A) Borrower or any Affiliate of Borrower, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Governmental Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under subsection 2.10 unless Borrower and the applicable Lender agree otherwise) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to subsection 2.7B, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with subsection 2.7B(vii) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xii).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on the Saturday closest to December 31 of each calendar year.  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to (i) the calendar year in which such Fiscal Year ends if the Saturday closest to December 31 occurs in December, and (ii) the previous calendar year if the Saturday closest to December 31 occurs in January.

“Foreign Lender” means (i) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Plan” means any employee benefit plan maintained by Borrower or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage other than Letter of Credit Usage to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 2175 N. California Blvd, Suite 700, Walnut Creek, CA 94596, MAC: A1305-070 or (ii) such other office of Administrative Agent and Swing Line Lender located in the United States as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Borrower and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Good Manufacturing Practice” means current good manufacturing practices, as set forth in the Quality System Regulation, 21 C.F.R. Part 820 and the international quality system standards for medical devices as issued by the International Organization for Standardization (ISO) (ISO13485:2003 and ISO13488: 1996).

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency (including without limitation, the FDA), authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Governmental Authority.

“Hazardous Materials” means:  (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or a Commodity Agreement designed to hedge against fluctuations in interest rates, currency values or commodity prices, respectively.

“Honor Date” has the meaning assigned to that term in subsection 3.3B.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding any such obligations incurred under ERISA and any trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days unless being contested in good faith by appropriate proceedings), (v) Synthetic Lease Obligations, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, and (vii) Contingent Obligations with respect to obligations identified in clauses (i) through (vi) above.  Obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Borrower and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last calendar day of each February, May, August and November of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person other than Borrower or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees, officers and directors for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries to any other Person (other than a Subsidiary of Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements, Currency Agreements or Commodity Agreements not constituting Hedge Agreements.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original amount of any such Investment).

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Issuing Lender hereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lender for the account of Borrower pursuant to subsection 3.1.

“Letter of Credit Usage” means, as at any date of determination, without duplication, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Borrower.

“LIBOR Rate” means, (i) for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (a) (1) the British Bankers Association LIBOR Rate (“BBA LIBOR”) (rounded upward to the nearest 1/100 of one percent), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (2) if such rate is not available at such time for any reason, the rate per annum (rounded upward to the nearest 1/100 of one percent) determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Wells Fargo to major banks in the interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date by (b) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D); and (ii) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (a) BBA LIBOR, at approximately 11:00 a.m. (London time) determined two Business Days prior to such date for Dollar deposits being delivered in the interbank Eurodollar market for a term of one month commencing that day or (b) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Wells Fargo to major banks in the interbank Eurodollar market at their request at the date and time of determination.

“LIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the LIBOR Rate as provided in subsection 2.2A.

“LIBOR Rate Margin” means the margin over the LIBOR Rate used in determining the rate of interest of LIBOR Rate Loans pursuant to subsection 2.2A.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Foreign Investments” means, as of any date of determination, the sum, without duplication, of (i) the aggregate principal amount of Contingent Obligations with respect to any Indebtedness of Foreign Subsidiaries and, upon any matured obligations actually arising pursuant thereto, such corresponding Indebtedness so extinguished, pursuant to subsection 7.1(iii) outstanding as of such date, (ii) the aggregate principal amount of Indebtedness of any Foreign Subsidiary to Borrower or any Subsidiary Guarantor pursuant to subsection 7.1(v)(c) outstanding as of such date other than Indebtedness incurred or assumed by Foreign Subsidiaries pursuant to subsection 7.3(xiv), (iii) the aggregate consideration in acquisitions of all Foreign Subsidiaries and acquisitions made by any Foreign Subsidiary pursuant to subsection 7.3(vi) since the Closing Date, and (iv) the aggregate amount of Investments permitted under subsection 7.3(ix) as of such date.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Borrower pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and any other documents or instruments delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents.

“Loan Party” means each of Borrower and any of Borrower’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed Product which involves a minor violation that would not be subject to legal action by any Governmental Authority or which involves no violation, including but not limited to normal stock rotation practices, routine equipment adjustments and repairs.

“Material Adverse Effect” means (i) a material adverse change in or a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the impairment of the ability of the Loan Parties to perform, or of Administrative Agent and Lenders to enforce, the Obligations, or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of Administrative Agent and Lenders thereunder.

“Material Subsidiary” means any Subsidiary that, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Quarter for which financial statements have been delivered or required to be delivered pursuant to subsection 6.1(ii) or 6.1(iii) accounted for more than 5% of the consolidated revenues of Borrower and its Subsidiaries or (ii) as at the end of such Fiscal Quarter, was the owner of more than 5% of the consolidated assets of Borrower and its Subsidiaries.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.10.

“Notes” means one or more of the Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to subsection 2.10 unless Borrower and the applicable Lender agree otherwise).

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Participant Register” has the meaning specified in subsection 10.1C.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan that, if subject to ERISA, would constitute a “defined benefit plan” within the meaning of Section 3(35) of ERISA.

“Permitted Acquisition” means the acquisition of all or any portion of the business and assets, or Capital Stock, of any Person which acquisition is permitted pursuant to subsection 7.3(vi).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Governmental Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Loan Documents):

(i)                                     Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)                                  statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens, rights of set-off and other similar rights and remedies of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iii)                               deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)                              any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)                                 (a) leases or subleases and non-exclusive licenses and sublicenses (with respect to Intellectual Property and other property) granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries; provided that for purposes of this clause (v), exclusive licenses or sublicenses of Intellectual Property which are exclusive to one or more specific geographic areas outside the United States and co-exclusive licenses and sublicenses whereby the Borrower retains rights to use such Intellectual Property shall each be deemed to be non-exclusive; and (b) exclusive licenses and sublicenses with respect to Intellectual Property (x) acquired by Borrower or a Subsidiary from a third party in an acquisition transaction of a business or line of business from such third party and which licenses or sublicenses are granted to such third party in connection with such acquisition transaction and which are intended to transfer exclusive rights to such Intellectual Property to such third party so long as (I) such Intellectual Property is not material to such acquired business or line or business and (II) such exclusive licenses or sublicenses do not interfere in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries; or (y) of Borrower or any of its Subsidiaries which is not transferred to a third party in a disposition of a business or line of business to such third party but which is related to such disposed business or line of business and which licenses or sublicenses are granted to such third party in connection with such disposition and which are intended to transfer exclusive rights to such Intellectual Property to such third party so long as such exclusive licenses or sublicenses do not interfere in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries;

(vi)                              easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries;

(vii)                           any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)                        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(ix)                                any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; and

(x)                                   Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning specified in subsection 6.1.

“Prime Rate” means the rate that Wells Fargo announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any proposed Permitted Acquisition, (b) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available, (c) any incurrence of Indebtedness, or (d) any increase in Commitments pursuant to subsection 2.1A(iii) (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition, Asset Sale, incurrence of Indebtedness or increase in Commitments, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the SEC, and such other adjustments as are reasonably satisfactory to Administrative Agent, in each case as certified by Borrower’s chief financial officer, chief executive officer, vice president of finance or other Officer designated by such chief financial officer or chief executive officer) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Borrower and its Subsidiaries, which shall be reformulated as if such Permitted Acquisitions or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate applicable to such Indebtedness, or if such Indebtedness bears interest at a variable rate of interest, the weighted average of the interest rates applicable to outstanding Loans incurred during such period) and any Commitments to be increased had been increased at the beginning of such period; provided that if such historical financial statements are not audited or formally reviewed, any amounts of such entities or assets acquired or sold that are included in any components of Consolidated Fixed Charge Coverage Ratio or Consolidated Leverage Ratio shall be reasonably acceptable to Administrative Agent.

“Pro Forma Compliance” means, at any date of determination, that Borrower shall be in pro forma compliance with any or all of the covenants set forth in subsection 7.5, as of the date of such determination or the last day of the most recently completed Fiscal Quarter for which financial statements shall have been delivered to Administrative Agent pursuant to subsection 6.1(ii) or 6.1(iii), as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Products” means any services provided or products manufactured, sold, developed, tested or marketed by Borrower or any of its Subsidiaries.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Public Lender” has the meaning assigned to that term in subsection 6.1.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action.

“Recipient” means (i) Administrative Agent, (ii) any Lender and (iii) Issuing Lender, as applicable.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(ii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Party” has the meaning assigned to that term in subsection 9.1A.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Removal” means the physical removal of a device from its point of use to some other location for repair, modification, adjustment, relabeling or destruction.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Required Lenders” means (i) if there is more than one Lender, two or more Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided that the Commitment of, and the portion of the Revolving Loan Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) if there is only one Lender, such Lender.

“Required Permit” means a permit issued or required under laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under laws applicable to the business of Borrower or any of its Subsidiaries, including without limitation any Device Approval (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by Borrower or any of its Subsidiaries as such activities are being conducted by such Person with respect to such Product at such time).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class or payable solely in shares of common Capital Stock of Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(i), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders on such date.

“Revolving Loan Commitment Termination Date” means December 19, 2016.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Borrower pursuant to subsection 2.1A(i).

“Revolving Notes” means any promissory notes of Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit IV annexed hereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Laws” means all applicable laws relating to the operation of private label and other medical device product distributions, and the possession, control, warehousing, marketing, sale and distribution of medical devices, including without limitation, Good Manufacturing Practices, the Occupational Health and Safety Act (29 U.S.C. § 651 et seq.), any laws pertaining to the manufacture and sale of the Products, any laws or regulations pertaining to being in good standing to sell Products to any Governmental Authority or receive reimbursement from any applicable Governmental Authorities, and any implementing regulations to any of the foregoing or other applicable laws of any other country or legal jurisdiction. This shall include all guidelines and standards established by applicable Governmental Authorities for the manufacture or repair of the Products.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.10.

“Subordinated Indebtedness” means any Indebtedness of Borrower incurred from time to time and subordinated in right of payment to the Obligations, in each case with subordination terms that are either (i) identical to any prior Subordinated Indebtedness or (ii) otherwise acceptable to Administrative Agent.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Borrower that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Borrower on the Closing Date and to be executed and delivered by additional Subsidiaries of Borrower from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit VIII annexed hereto.

“Swap Counterparty” means a Person that was a Lender or an Affiliate of a Lender at the time of entering into a Hedge Agreement with Borrower or one of its Subsidiaries, the obligations under which are guarantied pursuant to the Subsidiary Guaranty.

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Borrower pursuant to subsection 2.1A(ii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Borrower pursuant to subsection 2.1A(ii).

“Swing Line Note” means any promissory note of Borrower issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit V annexed hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses whether accrued or payable by Borrower on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities at such time except for (i) the principal of and interest on, and fees relating to, any Indebtedness; (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit; and (iii) in the case of Obligations for indemnification or that otherwise survive termination of the Loan Documents, with respect to which a notice for indemnification or claim or demand for payment has been issued or made to a Loan Party.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withholding Agent” means Borrower and Administrative Agent.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements required to be provided pursuant to subsection 6.1(v)).  Except as provided in the next sentence, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination. If at any time after the date hereof any change in GAAP occurs that would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any of Borrower, Administrative Agent or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Borrower and Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Administrative Agent and Lenders reconciliation statements required to be provided pursuant to subsection 6.1(v).

1.3                               Other Definitional Provisions and Rules of Construction.

A.                                    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

B.                                    References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.  The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

C.                                    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

D.                                    Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.  Any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 2.                                          AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitments; Making of Loans; the Register; Optional Notes.

A.                                    Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(ii).

(i)                                     Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A.  The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $50,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(ii)                                  Swing Line Loans.

(a)                                  General Provisions.  Swing Line Lender hereby agrees, subject to the limitation set forth in the last paragraph of subsection 2.1A(i) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Borrower in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment.  The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Borrower, Administrative Agent or Swing Line Lender.  The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.  Notwithstanding the foregoing, Swing Line Lender shall not be obligated to make any Swing Line Loans if any Lender is at that time a Defaulting Lender, unless arrangements, which may include the delivery of cash collateral, satisfactory to Swing Line Lender (in its sole discretion) have been entered into with Borrower or such Defaulting Lender to eliminate Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to subsection 2.9A(iv)) with respect to the Defaulting Lender arising from either the Swing Line Loan then proposed to be made or that Swing Line Loan and all other Swing Line Loans as to which Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)                                 Swing Line Loan Prepayment with Proceeds of Revolving Loans.  With respect to any Swing Line Loans that have not been voluntarily prepaid by Borrower pursuant to subsection 2.4A(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (Pacific time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Borrower hereby authorizes the giving of any such notice and the making of any such Revolving Loans.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.  Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  Administrative Agent shall promptly notify Borrower of any such charge.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c)                                  Swing Line Loan Assignments.  On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share.  If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an assignment agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(d)                                 Revolving Lenders’ Obligations.  Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(ii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(iii)                               Increase in Commitments.

(a)                                  Request for Increase.  Provided there exists no Default or an Event of Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time after the Closing Date to but excluding Revolving Loan Commitment Termination Date, request an increase in the aggregate amount of the Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (1) any such request for an increase shall be in a minimum amount of $10,000,000, and (2) Borrower may make a maximum of four such requests.  Borrower may request Lenders to increase their Commitments or invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent and its counsel.  Any increase in the Commitments pursuant to this subsection 2.1A(iii) shall increase the Swing Line Loan Commitment and the limitation on the Letter of Credit Usage set forth in subsection 3.1A(ii) in the same proportion as such increase has to the increased Commitments immediately after the effectiveness thereof.

(b)                                 Lender Elections to Increase.  Each Lender and such additional Eligible Assignees shall notify Administrative Agent whether or not it agrees to increase its Commitment or to become a Lender, as applicable, and the amount of such increase or Commitment, as applicable.  No Lender shall have any obligation, express or implied to increase or to offer to increase the amount of its Commitment.  Only the consent of (1) each Lender agreeing to increase the amount of its Commitment and each such additional Eligible Assignee becoming a Lender and (2) Administrative Agent (which shall not be unreasonably withheld or delayed), shall be required for an increase in the aggregate amount of the Commitments pursuant to this subsection 2.1A(iii).  In addition, except in the case of an Eligible Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, each of Swing Line Lender and Issuing Lender shall have consented (which consents shall not be unreasonably withheld or delayed) to such Eligible Assignee becoming a Lender hereunder.

(c)                                  Effective Date and Allocations.  If the Commitments are increased in accordance with this subsection, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  Administrative Agent shall promptly notify Borrower and Lenders or Eligible Assignees, as applicable, of the final allocation of such increase and the Increase Effective Date.

(d)                                 Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (1) Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by an Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, to the extent any such resolutions are necessary, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true, correct and complete in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true, correct and complete in all material respects as of such earlier date, and except that for purposes of this subsection 2.1A(iii), the representations and warranties contained in subsection 5.3 shall be deemed to refer to the most recent statements furnished pursuant to subsections 6.1(ii) and 6.1(iii); provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, (B) no Default or Event of Default exists or would result therefrom, (C) demonstrating in reasonable detail Pro Forma Compliance with the financial covenants set forth in subsection 7.5; and (D) certifying that the increased Commitments will be “senior debt” (or any similar term) and “designated senior debt” (or any similar term) under any Subordinated Indebtedness outstanding on the Increase Effective Date; and (2) such other documents and instruments as reasonably requested by Administrative Agent or any Lender increasing its Commitment pursuant to this subsection 2.1A(iii).  Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to subsection 2.6D) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this subsection 2.1A(iii).

(e)                                  Conflicting Provisions.  This subsection 2.1A(iii) shall supersede any provisions in subsection 10.5 or 10.6 to the contrary.

B.                                    Borrowing Mechanics.  Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount; provided that Loans made as LIBOR Rate Loans shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount.  Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and multiples of $50,000 in excess of that amount.  Whenever Borrower desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 a.m. (Pacific time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 1:00 p.m. (Pacific time) on the proposed Funding Date.  Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Rate Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C.                                    Disbursement of Funds.  All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for, nor any Lender shall be excused from its performance hereunder as a result of, any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing.  Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent not later than 1:00 p.m. (Pacific time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:00 p.m. (Pacific time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office.  Except as provided in subsection 2.1A(ii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Credit Extensions), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

D.                                    The Register.  Administrative Agent, acting for these purposes solely as a non-fiduciary agent of Borrower (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Commitment, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”).  Administrative Agent shall make the Register available for inspection by Borrower upon reasonable prior notice given to Administrative Agent by Borrower.  Absent manifest error: Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.

E.                                      Optional Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV or Exhibit V annexed hereto, respectively, with appropriate insertions.

2.2                               Interest on the Loans.

A.                                    Rate of Interest.  Subject to the provisions of subsections 2.2E, 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to, at the option of Borrower, the Base Rate or the LIBOR Rate.  Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D.  If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)                                     Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv); or

(b)                                 if a LIBOR Rate Loan, then at the sum of the LIBOR Rate plus the LIBOR Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv):

	Consolidated Leverage Ratio	LIBOR Rate Margin	Base Rate Margin
Less than or equal to	1.00:1.00	0.75%	0%
Greater than but less than or equal to	1.00:1.00 2.00:1.00	1.00%	0%
Greater than	2.00:1.00	1.25%	0.25%

provided that, until the delivery of the Compliance Certificate for the first full Fiscal Quarter ending after the Closing Date, the applicable margin for Revolving Loans that are LIBOR Rate Loans shall be 0.75% per annum and the applicable margin for Revolving Loans that are Base Rate Loans shall be 0% per annum.

(ii)                                  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Base Rate Margin set forth in the table in subsection 2.2A(i) above opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv); provided that, until the delivery of the Compliance Certificate for the first full Fiscal Quarter ending after the Closing Date, the applicable margin for Swing Line Loans shall be 0% per annum.

(iii)                               Upon delivery of the Compliance Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the LIBOR Rate Margin shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate (subject to the provisions of the foregoing clauses (i) and (ii)); provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until the Business Day next succeeding delivery of such Compliance Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iv)                              If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (a) the Consolidated Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or Issuing Lender, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or Issuing Lender, as the case may be, under any other provision of this Section 2 or under Section 8.

B.                                    Interest Periods.  In connection with each LIBOR Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrower’s option, either a one, three or six month period; provided that:

(i)                                     the initial Interest Period for any LIBOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan;

(ii)                                  in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)                                 no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)                              there shall be no more than eight Interest Periods outstanding at any time; and

(vii)                           in the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

C.                                    Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.                                    Conversion or Continuation.  Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $500,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $100,000 in excess of that amount as a LIBOR Rate Loan; provided, however, that a LIBOR Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 11:00 a.m. (Pacific time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).  In lieu of delivering a Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  If Borrower fails to deliver a Notice of Conversion/Continuation with respect to any LIBOR Rate Loan as described above, Borrower shall be deemed to have elected to convert such Loan to a LIBOR Rate Loan with an Interest Period of one month.  Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E.                                      Default Rate.  Upon the occurrence and during the continuation of any Event of Default, upon election by Administrative Agent or Required Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.                                      Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.                                    Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.  Regardless of any other provision of this Agreement or in any other Loan Document, if for any reason the effective rate of interest should exceed the maximum lawful interest, the effective rate of interest shall be deemed reduced to, and shall be, such maximum lawful interest rate, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Loans and not to the payment of interest, and (ii) if the Loans have been or are thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Loans or the refunding of excess to be a complete settlement and acquittance thereof.

2.3                               Fees.

A.                                    Commitment Fees.

(i)                                     Borrower agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv):

	Consolidated Leverage Ratio	Commitment Fee Percentage
Less than or equal to	1.00:1.00	0.15%
Greater than but less than or equal to	1.00:1.00 2.00:1.00	0.20%
Greater than	2.00:1.00	0.35%

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last calendar day of each February, May, August and November of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date; provided that, until the delivery of the Compliance Certificate for the first full Fiscal Quarter ending after the Closing Date, the applicable commitment fee percentage shall be 0.15% per annum.  Upon delivery of the Compliance Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(iv), the applicable commitment fee percentage shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate; provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until the Business Day next succeeding delivery of such Compliance Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

(ii)                                  If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (a) the Consolidated Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or Issuing Lender, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or Issuing Lender), an amount equal to the excess of the amount of fees that should have been paid for such period over the amount of fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or Issuing Lender, as the case may be, under any other provision of this Section 2 or under Section 8.  Notwithstanding the foregoing, all commitment fees otherwise payable for the account of a Defaulting Lender shall be payable in accordance with subsection 2.9A(iii).

B.                                    Other Fees.  Borrower agrees to pay to Administrative Agent and the arranger and bookrunner such fees in the amounts and at the times separately agreed upon between Borrower, on the one hand, and Administrative Agent and/or the arranger and bookrunner, on the other hand.

2.4                               Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Payments After an Event of Default.

A.                                    Prepayments and Reductions in Revolving Loan Commitment Amount.

(i)                                     Voluntary Prepayments.  Borrower may, upon written or telephonic notice to Administrative Agent on or prior to 1:00 p.m. (Pacific time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and multiples of $50,000 in excess of that amount.  Borrower may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of LIBOR Rate Loans, in each case given to Administrative Agent by 1:00 p.m. (Pacific time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of, in the case of Base Rate Loans, $500,000 and multiples of $100,000 in excess of that amount, and in the case of LIBOR Rate Loans, $1,000,000 and multiples of $100,000 in excess of that amount.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that if such prepayment is to be made from the proceeds of another transaction, then such prepayment may be contingent upon the closing of such other transaction.  Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

(ii)                                  Voluntary Reductions of Revolving Loan Commitments.  Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount.  Borrower’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Borrower’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share; provided that if such termination or reduction is being made in reliance upon the closing of another transaction, then such termination or reduction may be contingent upon the closing of such other transaction.  Any voluntary reduction of the Revolving Loan Commitment Amount shall be in proportion to each Revolving Lender’s Pro Rata Share.

(iii)                               Prepayments Due to Reductions of Revolving Loan Commitment Amount.  Borrower shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect.  At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any cash collateral was provided by Borrower and has not been applied to any Obligations as provided herein, such amount shall, at the request of Borrower, be released to Borrower.

(iv)                              Application of Prepayments and Reductions of Revolving Loan Commitment Amount.

(a)                                  Application of Voluntary Prepayments by Type of Loans.  Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof.

(b)                                 Application of Prepayments to Base Rate Loans and LIBOR Rate Loans.  Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof and after prepayment of all Base Rate Loans, to LIBOR Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D; provided, however, that Borrower may elect that the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in the Collateral Account and applied thereafter to prepay the LIBOR Rate Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4A(iv), upon expiration of such Interest Periods.

B.                                    General Provisions Regarding Payments.

(i)                                     Manner and Time of Payment.  All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (Pacific time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.  Notwithstanding the foregoing, payments of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4A(iv)(b) shall be deemed to have been paid by Borrower on the applicable date or dates such amounts are applied to prepay LIBOR Rate Loans.

(ii)                                  Application of Payments to Principal and Interest.  Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)                               Apportionment of Payments.  Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2.  Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)                              Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)                                 Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

C.                                    Application of Payments after an Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by Required Lenders, or upon acceleration of the Obligations pursuant to Section 8, all payments received by Administrative Agent, whether from Borrower, any Subsidiary Guarantor or otherwise, may, in the discretion of Administrative Agent, be held by Administrative Agent as collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)                                     to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)                                  thereafter, to the payment of all other Obligations, obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty and obligations of Loan Parties under any Cash Management Agreement between a Loan Party and a Cash Management Bank for the ratable benefit of the holders thereof, and in each case, to the payment of interest before application to principal; and

(iii)                               thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.                                    Revolving Loans; Swing Line Loans.  The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Borrower for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Borrower’s Subsidiaries that are permitted under subsection 7.1, for their own general corporate purposes and for the payment of Transaction Costs.

B.                                    Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A.                                    Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each applicable Lender.

B.                                    Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate or in the definition of Base Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made or continued as, or converted to, LIBOR Rate Loans, and, in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan (disregarding the LIBOR Rate component thereof).

C.                                    Illegality or Impracticability of LIBOR Rate.  In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (a) the obligation of the Affected Lender to make or continue Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended, and replaced with an obligation to make or continue Base Rate Loans, until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan (disregarding the LIBOR Rate component thereof), (c) in the event of a determination described above with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until such notice shall be withdrawn by the Affected Lender, (d) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (e) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

D.                                    Compensation For Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender, a notice by Administrative Agent pursuant to subsection 2.6B or a notice by that Lender pursuant to subsection 2.6C) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor; (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Rate Loans when required by the terms of this Agreement.

E.                                      Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.                                      Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBOR Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Rate Loans had been funded in such manner.

G.                                    LIBOR Rate Loans After Default.  After the occurrence of and during the continuation of a Default (if requested by Required Lenders) or an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Borrower.

2.7                               Increased Costs; Taxes; Capital Adequacy.

A.                                    Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)                                     imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of LIBOR Rate); or

(ii)                                  imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, converting to, continuing or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.  Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than six months prior to the date on which such Lender notifies Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Governmental Authority informed such Lender of such Change in Law.

B.                                    Taxes.

(i)                                     Issuing Lender.  For purposes of this subsection 2.7B, the term “Lender” includes Issuing Lender.

(ii)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this subsection 2.7B) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(iii)                               Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(iv)                              Indemnification by Borrower.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(v)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of subsection 10.1C relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection 2.7B(v).

(vi)                              Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this subsection 2.7B, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(vii)                           Status of Lenders.

(a)                                  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(b)                                 Without limiting the generality of the foregoing,

(1)                                  any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(A)                              in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                                executed originals of IRS Form W-8ECI;

(C)                                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit IX-A, with such changes as may be required by applicable law, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit IX-B or Exhibit IX-C, with such changes as may be required by applicable law, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit IX-D, with such changes as may be required by applicable law, on behalf of each such direct and indirect partner;

(3)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(4)                                  if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(viii)                        Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this subsection 2.7B (including by the payment of additional amounts pursuant to this subsection 2.7B), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this subsection 2.7B with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection 2.7B(viii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection 2.7B(viii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection 2.7B(viii) to the extent such payment would place the indemnified party in a worse economic position (determined on an after-Tax basis) than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection 2.7B(viii) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

C.                                    Capital Adequacy Adjustment.  If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or in Swing Line Loans or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by Borrower from such Lender of the statement referred to in subsection 2.8A, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than six months prior to the date on which such Lender notifies Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Governmental Authority informed such Lender of such Change in Law.

2.8                               Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.

A.                                    Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                    Mitigation.  Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will (at the request of Borrower) use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Borrower agrees to pay all reasonable incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9                               Defaulting Lenders.

A.                                    Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 10.6.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to subsection 10.4), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Issuing Lender or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by Issuing Lender, Swing Line Lender or Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (a) such payment is a payment of the principal amount of any Loans or participations in Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (b) such Loans or participations in Letters of Credit were made at a time when the conditions set forth in subsection 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and participations in Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or participations in Letters of Credit owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this subsection 2.9A(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (a) shall not be entitled to receive any commitment fee pursuant to subsection 2.3 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (b) shall be limited in its right to receive letter of credit fees as provided in subsection 3.2.

(iv)                              Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans, the Pro Rata Share of each non-Defaulting Lender shall be computed without giving effect to the Revolving Loan Commitment of that Defaulting Lender; provided, that, (a) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (b) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Loan Commitment of that non-Defaulting Lender minus (2) that non-Defaulting Lender’s Pro Rata Share of the Total Utilization of Revolving Loan Commitments.

B.                                    Defaulting Lender Cure.  If Borrower, Administrative Agent, Swing Line Lender and Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection 2.9A(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

C.                                    Cash Collateralization.

(i)                                     Defaulting Lender Cash Collateralization.  At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent, Issuing Lender or Swing Line Lender, Borrower shall deliver to Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to subsection 2.9A(iv) and any cash collateral provided by the Defaulting Lender). Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of Issuing Lender and Swing Line Lender, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit or Swing Line Loans, to be applied pursuant to subsection 2.9C(ii).  If at any time Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than Administrative Agent, Issuing Lender and Swing Line Lender as herein provided, or that the total amount of such cash collateral is insufficient to cover all Fronting Exposure (determined after giving effect to any reallocation pursuant to subsection 2.9A(iv)), Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).  Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) Administrative Agent’s good faith determination that there exists excess cash collateral; provided, however, (x) that cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this subsection 2.9C may be otherwise applied in accordance with subsection 2.4C), and (y) the Person providing cash collateral and Issuing Lender or Swing Line Lender, as applicable, may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

(ii)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under subsection 2.1A(ii), 2.4A(iii), 2.9, 3.1A or 3.2, or Section 8 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific Obligations with respect to the Letters of Credit, Swing Line Loans, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

2.10                        Replacement of a Lender.

If Borrower receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender is a Defaulting Lender, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected and that has been consented to by Required Lenders, or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), then so long as (i) Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to Issuing Lender in its sole discretion (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Borrower pursuant to subsection 2.8 and has declined or is unable to designate a different lending office in accordance with subsection 2.8B, Borrower may, at its sole expense and effort, upon notice to such Subject Lender and Administrative Agent, require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (a) Borrower shall have paid, or caused to be paid, to Administrative Agent the assignment fee specified in subsection 10.1B; (b) such Subject Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and Letter of Credit participations funded by such Subject Lender pursuant to subsection 3.3, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable) through such date of replacement) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under subsection 2.7 or payments required to be made pursuant to subsection 2.8B, such assignment will result in a reduction in such compensation or payments thereafter; (d) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled; provided that if the Subject Lender refuses to execute the applicable Assignment Agreement or fails to respond to Borrower’s written request to execute the applicable Assignment Agreement within 15 days after receipt thereof, then Borrower may execute such Assignment Agreement on behalf of such Subject Lender and such Subject Lender hereby authorizes Borrower to execute such Assignment Agreement on its behalf; (e) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Borrower requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments; and (f) such assignment does not conflict with applicable laws.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.10 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.                                          LETTERS OF CREDIT

3.1                               Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.                                    Letters of Credit.  Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 15th day prior to the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit for the account of Borrower for the general corporate purposes of Borrower or a Subsidiary of Borrower.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i)                                     any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii)                                  any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $50,000,000;

(iii)                               any Standby Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension;

(iv)                              any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to Issuing Lender in its reasonable discretion;

(v)                                 any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(vi)                              any Letter of Credit if any Lender is at that time a Defaulting Lender, unless Issuing Lender has entered into arrangements, which may include the delivery of cash collateral, satisfactory to Issuing Lender (in its sole discretion) with Borrower or such Lender to eliminate Issuing Lender’s actual or potential Fronting Exposure (after giving effect to subsection 2.9A(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letters of Credit as to which Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(vii)                           any Letter of Credit denominated in a currency other than Dollars.

B.                                    Mechanics of Issuance.

(i)                                     Request for Issuance.  Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 1:00 p.m. (Pacific time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance.  Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance.  In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Borrower may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof.  No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 11:00 a.m. (Pacific time) on such business day.

Borrower shall notify Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Request for Issuance.

(ii)                                  Issuance of Letter of Credit.  Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.2, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender’s standard operating procedures.

(iii)                               Notification to Revolving Lenders.  Upon the issuance of or amendment to any Letter of Credit, Issuing Lender shall promptly notify Administrative Agent and Borrower of such issuance or amendment, which notice shall be accompanied by a copy of such Letter of Credit or amendment.  Upon receipt of such notice, Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment.

C.                                    Revolving Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2                               Letter of Credit Fees.

Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i)                                     with respect to each Standby Letter of Credit, (a) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable LIBOR Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Standby Letter of Credit, each such letter of credit fee to be payable in arrears on and to (but excluding) the last calendar day of each February, May, August and November of each year, commencing on the first such date to occur after the Closing Date and ending on the Revolving Commitment Termination Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and (b) if there is more than one Lender or if Issuing Lender and the sole Lender are not the same Person (any such event, a “Fronting Fee Trigger Event”), a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee to be payable in arrears on and to (but excluding) the last calendar day of each February, May, August and November of each year, commencing on the first such date to occur after such Fronting Fee Trigger Event and ending on the Revolving Commitment Termination Date, and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii)                                  with respect to each Commercial Letter of Credit, (a) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable LIBOR Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, each letter of credit fee to be payable in arrears on and to (but excluding) the last calendar day of each February, May, August and November of each year, commencing on the first such date to occur after the Closing Date and ending on the Revolving Commitment Termination Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and (b) if a Fronting Fee Trigger Event occurs, a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee to be payable in arrears on and to (but excluding) the last calendar day of each February, May, August and November of each year, commencing on the first such date to occur after such Fronting Fee Trigger Event and ending on the Revolving Commitment Termination Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and

(iii)                               with respect to the issuance, amendment, extension, renewal or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, extension, renewal, transfer or payment, as the case may be;

provided, however, that in the case of clauses (i)(a) and (ii)(a) above, any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to Issuing Lender pursuant to this subsection 3.2 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to subsection 2.9A(iv), with the balance of such fee, if any, payable to Issuing Lender for its own account.  For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

3.3                               Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A.                                    Responsibility of Issuing Lender With Respect to Drawings.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.                                    Reimbursement by Borrower of Amounts Paid Under Letters of Credit.  In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Borrower and Administrative Agent of Issuing Lender’s intent to honor such drawing (such notice, the “Draw Notice”) and Borrower shall reimburse Issuing Lender in an amount in Dollars and in same day funds equal to the amount of such drawing on the date (the “Reimbursement Date”) determined as follows: (x) if the applicable Draw Notice is received by Borrower prior to 9:00 a.m. (Pacific time) at least one Business Day prior to the Honor Date, the date on which such drawing is honored by Issuing Lender (the “Honor Date”) or (y) otherwise, on the second Business Day following receipt by Borrower of the applicable Draw Notice; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Lender prior to 11:00 a.m. (Pacific time) on the Business Day prior to the Reimbursement Date that Borrower intends to reimburse Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Borrower shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received.

Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C.                                    Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)                                     Payment by Revolving Lenders.  In the event that Borrower shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share.  Each Revolving Lender (other than Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 1:00 p.m. (Pacific time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to Issuing Lender in Dollars, in same day funds, at the office of Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent.  In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from Issuing Lender any amounts made available to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of Issuing Lender.

(ii)                                  Distribution to Lenders of Reimbursements Received From Borrower.  In the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or Issuing Lender thereafter receives any payments from Borrower in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by Issuing Lender from Borrower.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

D.                                    Interest on Amounts Paid Under Letters of Credit.

(i)                                     Payment of Interest by Borrower.  Borrower agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by Issuing Lender, interest on the amount paid by Issuing Lender in respect of each such payment from the Honor Date to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the Honor Date to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans.  Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)                                  Distribution of Interest Payments by Administrative Agent.  Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the Honor Date to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Borrower.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

3.4                               Obligations Absolute.

The obligation of Borrower to reimburse Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)                                     any lack of validity or enforceability of any Letter of Credit;

(ii)                                  the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or any Revolving Lender or any other Person or, in the case of a Revolving Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)                               any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)                                 any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

(vi)                              any breach of this Agreement or any other Loan Document by any party thereto;

(vii)                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)                        the fact that an Event of Default or a Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5                               Nature of Issuing Lender’s Duties.

As between Borrower and Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any act or omission by a Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to Borrower.

Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4.                                          CONDITIONS TO CREDIT EXTENSIONS

The obligations of Lenders and Issuing Lender to make Credit Extensions hereunder are subject to the satisfaction of the following conditions.

4.1                               Conditions to Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make any initial Revolving Loans and Swing Line Loans are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction or waiver of the following conditions:

A.                                    Loan Party Documents.  On or before the Closing Date, Borrower shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for delivery to Lenders) the following with respect to Borrower or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                                     Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date, excluding in any case any such jurisdiction in which the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;

(ii)                                  Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)                               Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)                              Executed originals of the Loan Documents to which such Person is a party; and

(v)                                 Such other documents as Administrative Agent may reasonably request.

B.                                    Fees.  Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3 or otherwise agreed upon between Borrower and Administrative Agent.

C.                                    Corporate and Capital Structure; Ownership. Changes to the corporate organizational structure and capital structure of Borrower and its Subsidiaries after September 30, 2011 shall be reasonably satisfactory to Administrative Agent and Lenders.

D.                                    Representations and Warranties; Performance of Agreements.  Borrower shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

E.                                      Financial Statements.  On or before the Closing Date, Lenders shall have received from Borrower audited and unaudited financial statements of Borrower and its Subsidiaries described in subsection 5.3.

F.                                      Opinion of Counsel to Loan Parties.  Lenders shall have received originally executed copies of a written opinion of Latham & Watkins LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to Administrative Agent, dated as of the Closing Date as to such matters as Administrative Agent acting on behalf of Lenders may reasonably request.

G.                                    Evidence of Insurance.  Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect.

H.                                    Governmental Authorizations and Consents.  Borrower shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that either (i) (a) Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Borrower and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date, (b) each such Governmental Authorization and consent is in full force and effect and no action, request for stay, petition for review or rehearing, reconsideration or appeal is pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion has expired, and (c) attaching copies thereof; or (ii) there are no such Governmental Authorizations or consents.

4.2                               Conditions to All Credit Extensions.

The obligations of each Lender and Issuing Lender to make any Credit Extension are subject to the following further conditions precedent:

A.                                    Administrative Agent shall have received before the date of such Credit Extension, (i) in the case of a Revolving Loan to be made, a Notice of Borrowing in accordance with the provisions of subsection 2.1B, (ii) in the case of a Revolving Loan to be converted or continued, a Notice of Conversion/Continuation in accordance with the provisions of subsection 2.2D, and (iii) in the case of a Letter of Credit to be issued, a duly executed Request for Issuance in accordance with the provisions of subsection 3.1B(i) together with all other information specified in subsection 3.1B(i) and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit, such Notice of Borrowing, Notice of Conversion/Continuation and Request for Issuance to be duly executed by a duly authorized Officer of Borrower.

B.                                    As of the date of such Credit Extension:

(i)                                     The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the date of such Credit Extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii)                                  No event shall have occurred and be continuing or would result from the consummation of such Credit Extension contemplated by such Notice of Borrowing, Notice of Conversion/Continuation or Request for Issuance, as applicable, that would constitute an Event of Default or a Default;

(iii)                               No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain such Lender from making, continuing or converting the Loans to be made by it on the date of such Credit Extension; and

(iv)                              Borrower shall have delivered such other certificates or documents that are required by any Loan Document.

Section 5.                                          BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Borrower represents and warrants to each Lender:

5.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                                    Organization and Powers.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto.  Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.                                    Qualification and Good Standing.  Borrower is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.                                    Conduct of Business.  Borrower and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.9.

D.                                    Subsidiaries.  All of the Subsidiaries of Borrower and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiv).  The Capital Stock of each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock.  Each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth, the ownership interest of Borrower and each of its Subsidiaries in each of the Subsidiaries of Borrower identified therein.

5.2                               Authorization of Borrowing, etc.

A.                                    Authorization of Borrowing.  The execution, delivery and performance of each of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.                                    No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, the Organizational Documents of Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except, in each case, to the extent such violation, conflict, breach, default, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C.                                    Governmental Consents.  The execution and delivery by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization.  The performance by Loan Parties of the Loan Documents to which they are parties do not and will not require any Governmental Authorization except to the extent the failure to obtain such Governmental Authorization could not reasonably be expected to result in a Material Adverse Effect.

D.                                    Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3                               Financial Condition.

Borrower has heretofore delivered to Lenders, at Lenders’ request, the audited financial statements for the Fiscal Year ended on January 1, 2011, and the unaudited financial statements for the Fiscal Quarters ended on April 2, 2011, July 2, 2011 and October 1, 2011.  All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and year-end audit adjustments and the absence of footnotes.  Neither Borrower nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that (i) (a) as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto or (b) as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto or, if permitted pursuant to subsection 6.3 or 7.1, will be reflected in the next financial statements required to be delivered to Administrative Agent and Lenders pursuant to subsection 6.1 or the notes thereto, and (ii) in any such case, is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Borrower or its Subsidiaries, taken as a whole.

5.4                               No Material Adverse Change.

Since January 1, 2011, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5                               Title to Properties; Liens; Intellectual Property.

A.                                    Title to Properties; Liens.  Borrower and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licenses rights in (in the case of license rights in Intellectual Property licensed from other Persons), or (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for (a) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.6 and (b) such irregularities or deficiencies in title which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B.                                    Intellectual Property.  As of the Closing Date, Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Borrower or any Subsidiary, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims of infringement and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6                               Litigation; Adverse Facts.

There are no Proceedings (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Governmental Authority (including any Environmental Claims) that are pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7                               Payment of Taxes.

All tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (ii) as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Borrower knows of no tax assessment against Borrower or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and that is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8                               Performance of Agreements.

Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

5.9                               Investment Company Act.

Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.

5.10                        Securities Activities.

A.                                    Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.                                    Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.6 or subject to any restriction contained in any agreement or instrument, between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11                        Employee Benefit Plans.

A.                                    Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is entitled to rely upon an opinion letter from the IRS and nothing has occurred since the date of such letter that would negatively impact such letter.

B.                                    No ERISA Event has occurred or is reasonably expected to occur that could, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

C.                                    Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

D.                                    As of the most recent valuation date for any Pension Plan, there are no material unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually for any Pension Plan or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities).

E.                                      As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, there are no material potential liabilities of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liabilities for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA.

F.                                      As of the date hereof, Borrower and its Subsidiaries have made full payment when due of all contributions required by applicable law to any Foreign Plan except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.12                        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13                        Environmental Protection.

(i)                                     Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)                                  Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law with respect to any matter material to the business, operations, properties, assets or condition (financial or otherwise) of Borrower or such Subsidiary.

(iii)                               There are and, to Borrower’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv)                              Commencing at least five years prior to the Closing Date and to the extent advisable or required as a result of, or in connection with, its operations or business, Borrower has maintained an environmental management system for its and each of its Subsidiaries’ operations that demonstrates a commitment to environmental compliance and includes procedures for (a) preparing and updating written compliance manuals covering pertinent regulatory areas, (b) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (c) training employees to comply with applicable environmental requirements and updating such training as necessary, (d) performing regular internal compliance audits of each Facility and ensuring correction of any incidents of non-compliance detected by means of such audits, and (e) reviewing the compliance status of off-site waste disposal facilities.

(v)                                 Compliance with all requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14                        Employee Matters.

There is no strike or work stoppage in existence or, to the knowledge of Borrower or any Subsidiary, threatened against Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15                        Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16                        Disclosure.

No representation or warranty of Borrower or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.17                        Subordinated Indebtedness.

The Obligations constitute senior indebtedness and to the extent any Indebtedness of Borrower and its Subsidiaries, including Subordinated Indebtedness, contains any subordination provisions, the Obligations are entitled to the benefits of such subordination provisions.

5.18                        Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither Borrower nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  Borrower and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

5.19                        Compliance with Laws and Regulations.

Each Borrower and each Subsidiary:

(i)                                     is in substantial compliance with all applicable laws, rules, regulations and orders of any Governmental Authority, including the Specified Laws, except where the failure to do so could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and

(ii)                                  has obtained all Required Permits, or has contracted with third parties holding Required Permits, necessary for compliance with all laws, including the Specified Laws, and all such Required Permits are current and each holder of such Required Permits is in material compliance with the terms and conditions of all such Required Permits, except where the failure to do so could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 6.                                          BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Required Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Financial Statements and Other Reports.

Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Borrower will deliver to Administrative Agent and Lenders:

(i)                                     Events of Default, etc.:  promptly upon any Officer of Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Default, or (b) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(ii)                                  Quarterly Financials:  as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by Borrower’s chief financial officer, chief executive officer, vice president of finance or other Officer designated by such chief financial officer or chief executive officer that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and year-end audit adjustments, and (b) a narrative report describing the operations of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

(iii)                               Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by Borrower’s chief financial officer, chief executive officer, vice president of finance or other Officer designated by such chief financial officer or chief executive officer that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Borrower and its Subsidiaries for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Borrower and reasonably satisfactory to Administrative Agent, which report shall express no doubts, assumptions or qualifications concerning the ability of Borrower and its Subsidiaries to continue as a going concern or any other like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)                              Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Borrower stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods, as applicable, with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(v)                                 Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (ii), (iii)  or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, a written statement of Borrower’s chief financial officer, chief executive officer, vice president of finance or other Officer designated by such chief financial officer or chief executive officer setting forth the differences (including, if required pursuant to subsection 1.2, any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.5 and a reconciliation between calculations of such covenants made before and after giving effect to such change in accounting principles and policies) which would have resulted if such financial statements had been prepared without giving effect to such change, all in reasonable detail and accompanied by financial statements and other documents reasonably requested by Administrative Agent in support of such written statement;

(vi)                              [Reserved];

(vii)                           Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all material reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including any comment letter, if any, submitted by such accountants to management in connection with their annual audit;

(viii)                        SEC Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries;

(ix)                                Litigation or Other Proceedings:  promptly upon any Officer of Borrower obtaining knowledge of (a) the institution of, or non-frivolous written threat of, any Proceeding against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries not previously disclosed in writing by Borrower to Administrative Agent and Lenders or (b) any material development in any Proceeding that, in any case:

(1)                                  has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Borrower and its Subsidiaries of giving rise to a Material Adverse Effect; or

(2)                                  seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(x)                                   ERISA Events:  promptly upon any Officer of Borrower becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(xi)                                ERISA Notices:  with reasonable promptness, copies of (a) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii)                             Financial Plans:  as soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a)  forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (b) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

(xiii)                          Insurance:  as soon as practicable after any material change in insurance coverage maintained by Borrower and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiv)                         New Subsidiaries and Subsidiary Information:  (a) promptly upon any Person becoming a Subsidiary of Borrower (and in any event not later than the date of delivery of the financial statements under subsection 6.1(ii) or 6.1(iii) with respect to the Fiscal Quarter in which such event occurs), a written notice setting forth with respect to such Person (1) the date on which such Person became a Subsidiary of Borrower and (2) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement), and (b) concurrently with the delivery of the financial statements under subsection 6.1(ii) or 6.1(iii) with respect to any Fiscal Quarter or Fiscal Year, an update of the information contained in Schedule 5.1 with respect to events that occurred during such Fiscal Quarter (or with respect to any Fiscal Year, the final Fiscal Quarter of such Fiscal Year);

(xv)                            Notices from Holders of Subordinated Indebtedness:  promptly, upon receipt, copies of all material notices from holders of the Subordinated Indebtedness or a trustee, agent or other representative of such a holder; and

(xvi)                         Other Information:  with reasonable promptness, such other information, projections and data with respect to the business, operations, properties, assets or condition (financial or otherwise) of Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

Documents required to be delivered pursuant to subdivisions (ii), (iii) and (viii) of this subsection 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on the signature page hereof; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (a) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies and (ii) Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and, at Administrative Agent’s request, provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the arranger will make available to Lenders and Issuing Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized Administrative Agent, the arranger, Issuing Lender and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.2                               Existence, etc.

Except as permitted under subsection 7.6, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Subsidiary or Lenders.

6.3                               Payment of Taxes and Claims; Tax.

A.                                    Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if (i) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or (ii) Borrower or such Subsidiary’s nonpayment of which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.                                    Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

6.4                               Maintenance of Properties; Insurance.

A.                                    Maintenance of Properties.  Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; provided that nothing in this subsection 6.4A shall prevent Borrower or any of its Subsidiaries from (i) discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of Borrower or such Subsidiary, desirable in the conduct of its business and such properties are no longer material to the business of Borrower or such Subsidiary, or (ii) consummating any transaction permitted by subsection 7.6.

B.                                    Insurance.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for businesses similarly situated in the industry.

6.5                               Inspection Rights; Lender Meeting.

A.                                    Inspection Rights.  Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default; provided that (i) all information gathered by any Lender or any of its representatives shall be handled in accordance with subsection 10.19 and (ii) notwithstanding anything to the contrary contained in this Agreement, other than at any time following the occurrence and during the continuation of an Event of Default, Borrower shall not be required to pay the costs and expenses of more than one such visit and/or inspection per year for the Administrative Agent and shall not be required to pay any costs and expenses for visits by any Lender.

B.                                    Lender Meeting.  Borrower will, upon the written request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s principal offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

6.6                               Compliance with Laws, etc.

Borrower shall comply, and shall cause each of its Subsidiaries and use commercially reasonable efforts to cause all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and the Specified Laws), except where noncompliance could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7                               Environmental and Other Matters.

A.                                    Environmental Disclosure.  Borrower will deliver to Administrative Agent and Lenders:

(i)                                     Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all environmental audits, material investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)                                  Notice of Certain Releases, Remedial Actions, etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any significant Release which is required to be reported to any Governmental Authority under any applicable Environmental Laws, (b) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (c) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (d) any investigation by any Governmental Authority or any litigation commenced, pending or threatened in writing against Borrower or any of its Subsidiaries that (1) alleges the violation of, and seeks remedies or threatens enforcement action in connection with, the FDCA, or any law, regulation, or order administered by the FDA or equivalent agency and, with respect to investigations (but not litigation), could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, or (2) seeks to suspend or revoke any material Required Permits or materially change the market classification of any Product or initiate a material Recall.

(iii)                               Written Communications Regarding Environmental Claims, Releases, etc.  As soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Governmental Authority, and (c) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

(iv)                              Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (1) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations except where such failure to maintain could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (b) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.                                    Borrower’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.  Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries and any potential violation of applicable Environmental Laws by Borrower or its Subsidiaries that presents a material risk of giving rise to an Environmental Claim, in each case, that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; provided that nothing in this subsection shall preclude Borrower from (x) contesting in good faith, by appropriate proceedings promptly instituted and diligently conducted, such alleged violations of applicable Environmental Laws or (y) asserting reasonable defenses to such Environmental Claims in such proceedings.

6.8                               Execution of Subsidiary Guaranty After the Closing Date.

A.                                    Execution of Subsidiary Guaranty.  In the event that any Person becomes a Domestic Subsidiary of Borrower after the date hereof, Borrower will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty.

B.                                    Subsidiary Guarantor Organizational Documents, Legal Opinions, etc.  Borrower shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of each Subsidiary Guarantor’s Organizational Documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person’s failure to be qualified to do business could reasonably be expected to result in a Material Adverse Effect and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) unless waived by Administrative Agent in its sole discretion, a favorable opinion of counsel to such Subsidiary, in form and substance and by counsel reasonably satisfactory to Administrative Agent and its counsel, as to those matters with respect to Subsidiaries that were included in the opinion delivered on the Closing Date pursuant to subsection 4.1F.

6.9                               Cash Management Systems.

Borrower shall, and shall cause each of its Subsidiaries to, consider, on a reasonable basis, using and maintaining its primary deposit and cash management and operating accounts with Wells Fargo and its Affiliates.

6.10                        Covenants Regarding Products and Compliance with Required Permits.

In connection with the development, testing, manufacture, marketing or sale of any Product by Borrower or any of its Subsidiaries, such Person shall comply in all material respects with all Required Permits issued by any Governmental Authority (including the FDA) with respect to such development, testing, manufacture, marketing or sales of such Product by such Person as such activities are at any such time being conducted by such Person, including the timely filing (after giving effect to any extension duly obtained) of all material notifications, reports, submissions, Required Permit renewals, cost reports and other reports of every kind whatsoever required by laws (which reports shall be accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled) and shall operate in a manner such that the material Required Permits remain in full force and effect.

6.11                        Designation of Senior Indebtedness.

Simultaneously with the incurrence of any Subordinated Indebtedness permitted hereunder, Borrower shall take any and all actions necessary to designate the Obligations as “designated senior indebtedness” (or the equivalent term) under (and as defined in) the documentation governing such Subordinated Indebtedness.  Without Required Lenders’ consent, Borrower shall not designate any other obligations as “designated senior indebtedness” (or the equivalent term) under (and as defined in) the documentation governing any Subordinated Indebtedness.

Section 7.                                          BORROWER’S NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Required Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                               Indebtedness.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or any Contingent Obligations, except:

(i)                                     Borrower may become and remain liable with respect to the Obligations and Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising out of the Subsidiary Guaranty;

(ii)                                  Borrower or any of its Subsidiaries may become and remain liable with respect to the obligations (contingent or otherwise) existing or arising under any Hedge Agreement, provided that (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, and not for purposes of speculation or taking a “market view;” (b) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (c) no Default or Event of Default exists at the time of entering into such Hedge Agreement or would result from the consummation or performance thereof; and (d) the net obligations of Borrower and any of its Subsidiaries under all such Hedge Agreements that are Commodity Agreements, determined by reference to the aggregate notional principal amount thereof as of the date of determination, are not in excess of $50,000,000 at any time;

(iii)                               Borrower and its Subsidiaries may become and remain liable with respect to any other Contingent Obligations (other than the Hedge Agreements) and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished so long as such Indebtedness is otherwise permitted under this subsection 7.1; provided that (a) no Default or Event of Default exists at the time of incurrence of such Contingent Obligation or would result from the consummation or performance thereof, and (b) the aggregate amount of all Limited Foreign Investments shall not exceed $500,000,000;

(iv)                              Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases or purchase money obligations for fixed or capital assets within the limitations set forth in subsection 7.2A(ii) in a principal amount aggregating not in excess of $10,000,000 at any one time;

(v)                                 (a) Borrower may become and remain liable with respect to Indebtedness to any Subsidiary, (b) any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Borrower or any Subsidiary Guarantor, (c) any Foreign Subsidiary may become and remain liable with respect to Indebtedness to Borrower or any Subsidiary Guarantor so long as the aggregate amount of all Limited Foreign Investments shall not exceed $500,000,000, and (d) any Foreign Subsidiary may become and remain liable with respect to Indebtedness to any other Foreign Subsidiary; provided that if the obligor under any such Indebtedness is a Loan Party then such Indebtedness shall have been subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent;

(vi)                              Borrower and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto, and any refinancings or extensions thereof; provided that (a) the amount of such Indebtedness is not increased at the time of such refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (b) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced or extended;

(vii)                           Borrower and its Subsidiaries may become and remain liable with respect to Subordinated Indebtedness so long as (a) such Subordinated Indebtedness is unsecured at all times, (b) the maturity date of such Subordinated Indebtedness is at least six months after the Revolving Loan Commitment Termination Date, (c) no Default or Event of Default exists at the time of incurrence of such Subordinated Indebtedness or would result from the consummation or performance thereof, and (d) at the time of incurrence of such Subordinated Indebtedness, Borrower and its Subsidiaries are in Pro Forma Compliance with the financial covenants set forth in subsection 7.5;

(viii)                        Foreign Subsidiaries of Borrower may become and remain liable with respect to other Indebtedness;

(ix)                                Borrower and its Subsidiaries may become and remain liable with respect to (a) Indebtedness of any Person assumed in connection with a Permitted Acquisition and a Person that becomes a direct or indirect Subsidiary of Borrower as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that such Indebtedness is not created in anticipation of such acquisition and the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding and (b) any refinancings or extensions of such Indebtedness; provided that (1) the amount of such Indebtedness is not increased at the time of such refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (2) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced or extended;

(x)                                   Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness representing the financing of installments of insurance premiums in the ordinary course of business;

(xi)                                Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness incurred under Deferred Seller Compensation arrangements; and

(xii)                             Borrower and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

7.2                               Liens and Related Matters.

A.                                    Prohibition on Liens.  Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including Intellectual Property and any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)                                     Permitted Encumbrances;

(ii)                                  Liens with respect to Indebtedness permitted under subsection 7.1(iv); provided, however, that (a) the Lien shall apply only to the asset so leased or purchased with the proceeds of such Indebtedness and proceeds of such assets; and (b) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the asset being acquired on the date of acquisition;

(iii)                               Liens described in Schedule 7.2 annexed hereto existing on the date hereof and any renewals or extensions thereof; provided that (a) the property covered thereby is not changed, (b) the amount secured or benefited thereby is not increased except as contemplated by subsection 7.1(vi), (c) the direct or any contingent obligor with respect thereto is not changed, and (d) any renewal or extension of the obligations secured or benefited thereby is permitted by subsection 7.1(vi);

(iv)                              Liens with respect to Indebtedness permitted under subsection 7.1(viii); provided, however, that the Lien shall apply only to the assets of Foreign Subsidiaries of Borrower;

(v)                                 Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Borrower after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $10,000,000 at any time;

(vi)                              Liens on any cash deposits (including earnest money) in connection with any letter of intent or other agreement in connection with a Permitted Acquisition;

(vii)                           Liens securing Indebtedness permitted pursuant to subsection 7.1(x) so long as such Liens extend only to the insurance premiums (including investments made therewith) being financed with such Indebtedness;

(viii)                        financing statements filed under the UCC so long as no Lien has been granted by, or asserted against, Borrower or any Subsidiary or otherwise exists in connection with any such financing statement; provided that Borrower or such Subsidiary shall promptly remove any such financing statement if Administrative Agent requests; and

(ix)                                Liens securing Indebtedness and other obligations in an amount aggregating not in excess of $1,000,000 at any one time.

Notwithstanding the foregoing, (a) Borrower and its Subsidiaries shall not enter into, or suffer to exist, any control agreements (as the term “control” is defined in the UCC) with respect to any deposit account, securities account or commodity account (as each such term is defined in the UCC), and (b) no provision of this subsection 7.2 (other than clause (v) of the definition of “Permitted Encumbrances”) shall permit Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any Intellectual Property.

B.                                    No Further Negative Pledges.  Neither Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired (including Intellectual Property), to secure Indebtedness under any senior credit facility, including this Agreement, other than (i) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A(ii), 7.2A(iv), 7.2A(v), 7.2A(vi), 7.2A(vii) or 7.2A(ix), as to the assets securing such Indebtedness, (iii) any agreement evidencing an asset sale, as to the assets being sold, (iv) customary non-assignment provisions contained in licenses, leases, sublicenses, subleases and other agreements entered into by Borrower or such Subsidiary in the ordinary course of business, (v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the assets of the Subsidiary that is to be sold and such sale is otherwise permitted under subsection 7.6, and (vi) restrictions contained in Joint Venture agreements and other Contractual Obligations with respect to Joint Ventures; provided such restrictions apply only to the assets of Joint Venture and not the assets of Borrower or any of its Subsidiaries.

C.                                    No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries.  Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower, except (a) as provided in this Agreement, (b), as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) customary non-assignment provisions contained in licenses, leases, sublicenses and subleases or other agreements entered into by Borrower or such Subsidiary in the ordinary course of business, (d) restrictions contained in the terms of any Indebtedness of Foreign Subsidiaries permitted pursuant to subsection 7.1(viii) so long as such restriction applies only in the event of a default in such Indebtedness, and (e) restrictions on transfer of ownership interests in Joint Ventures.

7.3                               Investments; Acquisitions.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i)                                     Borrower and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii)                                  Borrower and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Borrower and Borrower and its Subsidiaries may make and own additional equity Investments in their respective Subsidiaries that are Subsidiary Guarantors;

(iii)                               Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(v);

(iv)                              Borrower and its Subsidiaries may make Consolidated Capital Expenditures;

(v)                                 Borrower and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vi)                              Borrower and its Subsidiaries may acquire any business, division, line or assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition); provided that (a) no Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or immediately after giving effect thereto, (b) assets or Subsidiaries so acquired are in lines of business permitted under subsection 7.9, (c) if the aggregate consideration in acquisitions made pursuant to this subsection 7.3(vi), together with the aggregate fair market value of Asset Sales made pursuant to subsection 7.6(iv), exceeds $50,000,000 in any Fiscal Quarter, Borrower and its Subsidiaries are in Pro Forma Compliance with the financial covenants set forth in subsection 7.5, and (d) Borrower shall, and shall cause its Subsidiaries to, comply with the requirements of subsection 6.8 with respect to each such acquisition that results in a Person becoming a Domestic Subsidiary; provided, that if any such acquisition is of a Foreign Subsidiary or made by a Foreign Subsidiary, then the aggregate amount of all Limited Foreign Investments shall not exceed $500,000,000;

(vii)                           Borrower may acquire and hold obligations of one or more officers or other employees of Borrower or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Borrower’s Capital Stock, so long as no cash is actually advanced by Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(viii)                        Borrower and its Subsidiaries may acquire and hold Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Borrower or any of its Subsidiaries or as security for any such Indebtedness or claim;

(ix)                                Borrower and its Subsidiaries may make additional Investments in their respective wholly-owned Foreign Subsidiaries and Joint Ventures, whether constituting equity or loans or advances; provided that the aggregate amount of all Limited Foreign Investments shall not exceed $500,000,000;

(x)                                   Borrower and its Subsidiaries may undertake any transaction permitted under subsection 7.4 or 7.6;

(xi)                                Borrower and its Subsidiaries may make and own Investments consisting of non-Cash consideration in the form of Capital Stock, notes or similar obligations in connection with any sale of assets permitted pursuant to subsection 7.6;

(xii)                             Borrower and its Subsidiaries may make Investments which are funded by the issuance of Capital Stock of Borrower in connection with a Permitted Acquisition;

(xiii)                          Borrower and its Subsidiaries may make additional Investments in an amount aggregating not in excess of $25,000,000 since the Closing Date; and

(xiv)                         in connection with one or more restructurings or reorganizations of assets acquired in the acquisition of Levitronix LLC (predecessor to Thoratec LLC) (“Levitronix”), Borrower or any of its Subsidiaries may sell or otherwise transfer to one or more Foreign Subsidiaries of Borrower assets related to Levitronix consisting of Capital Stock of Foreign Subsidiaries, Intellectual Property and/or Investments in any other Subsidiaries in exchange for value reasonably equivalent of the assets so sold or transferred, which value may consist of (a) the acceptance by Borrower or any of its Subsidiaries of promissory notes of, or other agreements to make future payments by, such Foreign Subsidiaries; provided that if the obligor under any such obligations is a Loan Party then such obligations shall have been subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent, or (b) the assumption by Foreign Subsidiaries of obligations of Borrower or any of its Subsidiaries other than the Obligations, in each case so long as the aggregate value of the assets so sold or transferred to such Foreign Subsidiaries does not exceed $160,000,000.

7.4                               Restricted Payments.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that Borrower may (i) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the respective terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.10B, and (ii) so long as no Event of Default or Default shall have occurred and be continuing or shall be caused thereby, make other Restricted Payments.

7.5                               Financial Covenants.

A.                                    Minimum Consolidated Fixed Charge Coverage Ratio.  Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recently ended Fiscal Quarter to be less than 2.00:1.00.

B.                                    Maximum Consolidated Leverage Ratio.  Borrower shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter to exceed 3.00:1.00.

7.6                               Restriction on Fundamental Changes; Asset Sales.

Borrower shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Borrower or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)                                     any Subsidiary of Borrower may be merged with or into Borrower or any Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Subsidiary; provided that, (a) in the case of such a merger involving Borrower, Borrower shall be the continuing or surviving Person; (b) in the case of such a merger involving a Subsidiary Guarantor, the continuing or surviving Person shall be or become a Subsidiary Guarantor and comply with the provisions of subsection 6.8, and (c) in the case of liquidation, winding-up, dissolution, conveyance, sale, lease, transfer or other disposition involving a Subsidiary Guarantor, the transferee of such assets shall be Borrower or a Subsidiary Guarantor;

(ii)                                  Borrower and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(iii)                               Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)                              Borrower and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $10,000,000 in the aggregate; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) at least 75% of the consideration received in each such Asset Sale shall be Cash and Cash Equivalents; (c) no Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (d) if the aggregate fair market value of Asset Sales made pursuant to this subsection 7.6(iv), together with the aggregate consideration in acquisitions made pursuant to subsection 7.3(vi), exceeds $50,000,000 in any Fiscal Quarter, Borrower and its Subsidiaries are in Pro Forma Compliance with the financial covenants set forth in subsection 7.5;

(v)                                 in order to resolve disputes that occur in the ordinary course of business, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi)                              Borrower or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vii)                           any Person may be merged with or into Borrower or any Subsidiary if the acquisition of the Capital Stock of such Person by Borrower or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Borrower, Borrower shall be the continuing or surviving Person, (b) in a merger involving a Subsidiary Guarantor, the surviving Person either is or becomes a Subsidiary Guarantor and complies with the provisions of subsection 6.8 and (c) no Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(viii)                        Borrower or any Subsidiary may transfer the Capital Stock it owns in any Foreign Subsidiary to Borrower or any Subsidiary;

(ix)                                leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(x)                                   non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

(xi)                                Borrower and its Subsidiaries may undertake any transaction permitted under subsection 6.2, 6.4A, 7.1, 7.3 or 7.8;

(xii)                             Borrower and its Subsidiaries may sell or otherwise dispose of specific items of equipment so long as (a) the purpose of such sale or disposition is to acquire replacement items of like kind equipment or other equipment used or useful in the conduct of the business of Borrower or any of its Subsidiaries, and (b) the proceeds of such sale or disposition are reasonably promptly applied to the purchase price of such replacement equipment;

(xiii)                          transfers of condemned property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement in the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(xiv)                         Borrower and its Subsidiaries may sell or otherwise dispose of Cash and Cash Equivalents permitted to be owned pursuant to subsection 7.3(i); and

(xv)                            Borrower and its Subsidiaries may issue new Capital Stock, form new Subsidiaries so long as Borrower complies with the requirements of subsection 6.8 with respect to each such formation that results in the formation of a Domestic Subsidiary, and with respect to Subsidiaries only, convert from one type of organization to another type of organization or convert from one jurisdiction of organization to another jurisdiction of organization; provided that in the case of each such conversion (a) Borrower shall promptly notify Administrative Agent of such conversion, (b) each Subsidiary Guarantor shall continue to be bound by all Loan Documents to which it is a party, (c) such conversion shall have no material adverse impact on Lenders, and (d) no Domestic Subsidiary shall convert into a Foreign Subsidiary.

7.7                               Transactions with Shareholders and Affiliates.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Borrower or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its Subsidiaries or between any of its Subsidiaries, (ii) reasonable and customary fees and compensation paid pursuant to service agreements or other compensation arrangements to employees and officers of, and members of the Governing Bodies of, Borrower and its Subsidiaries entered into in the ordinary course of business, (iii) indemnification payments to employees, officers or directors of Borrower and its Subsidiaries to the extent required by the applicable Organizational Documents or applicable law, (iv) transactions the disclosure of which is not required by Item 404 of Regulation S-K and (v) transactions otherwise expressly permitted by subsection 7.4.

7.8                               Sales and Lease-Backs.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Borrower or any of its Subsidiaries) or (ii) that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Borrower or any of its Subsidiaries to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease; provided that Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

7.9                               Conduct of Business.

From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Borrower and its Subsidiaries on the Closing Date and similar or related businesses or reasonable extensions thereof and (ii) such other lines of business as may be consented to by Required Lenders.

7.10                        Amendments of Organizational Documents and Documents Relating to Subordinated Indebtedness.

A.            Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify the terms of their respective Organizational Documents in any manner adverse to Administrative Agent or Lenders.

B.            Borrower shall not, and shall not permit any of its Subsidiaries to amend or otherwise change the subordination or maturity terms of any Subordinated Indebtedness.

7.11                        Fiscal Year.

Borrower shall not change its Fiscal Year-end from the Saturday closest to December 31 of each calendar year.

7.12                        Covenants Regarding Required Permits.

Neither Borrower or any of its Subsidiaries shall suffer or permit to occur (i) any transfer of a material Required Permit or rights thereunder to any Person except to the extent permitted under subsection 7.6(iv); or (ii) any rescission, withdrawal, revocation, termination, amendment or modification of any Required Permit except for any such amendment or modification the effect of which is to expand such Person’s business and which does not, individually or in the aggregate, have a Material Adverse Effect.

7.13                        Domestic Asset Requirement.

Borrower shall not permit the consolidated assets of Borrower and Subsidiary Guarantors (excluding any Investments made by Borrower or such Subsidiary Guarantors in Foreign Subsidiaries and Joint Ventures) to be less than 70% of the consolidated assets of Borrower and its Subsidiaries at any time.

Section 8.                                          EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Borrower to pay any interest on any Loan, any fee or any other amount due under this Agreement or any other Loan Documents within five days after the date due; or

8.2                               Default in Other Agreements.

(i)                                     Failure of Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than the Obligations) or Contingent Obligations in an individual principal amount of more than the Threshold Amount or with an aggregate principal amount of more than the Threshold Amount, in each case beyond the end of any grace period provided therefor; or

(ii)                                  breach or default by Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts of more than the Threshold Amount or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3                               Breach of Certain Covenants.

Failure of Borrower to perform or comply with any term or condition contained in subsection 2.5, 6.2 (as it relates to the existence of any Loan Party), or 7.12 (but only if such failure could reasonably be expected to result in a material impact on sales of Products) or Section 7 (other than subsection 7.12) of this Agreement; or

8.4                               Breach of Warranty.

Any representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                               Other Defaults Under Loan Documents

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Borrower or such Loan Party becoming aware of such default or (ii) receipt by Borrower and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)                                     A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)                                  an involuntary case shall be commenced against Borrower or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                               Voluntary Bankruptcy; Appointment of Receiver, etc..

(i)                                     Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)                                  Borrower or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Borrower or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of the Threshold Amount or (ii) in the aggregate at any time an amount in excess of the Threshold Amount, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has been informed of the claim and has not denied or disputed coverage, shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9                               Dissolution.

Except as expressly permitted by subsection 7.6, any order, judgment or decree shall be entered against Borrower or any of its Material Subsidiaries decreeing the dissolution or split up of Borrower or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 consecutive days; or

8.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate result in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of the Threshold Amount during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and unfunded liabilities in respect of Foreign Plans, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds the Threshold Amount; or

8.11                        Product Compliance.

(i) The institution of any proceeding by FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin any such Person or any representative of any such Person from manufacturing, marketing, selling or distributing any Product or Product category if such proceeding, withdrawal or enjoinder could reasonably be expected to result in a Material Adverse Effect; (ii) the institution of any action or proceeding by any FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by Borrower or any Subsidiary of Borrower or any representative of such Person if the same could reasonably be expected to result in a Material Adverse Effect; (iii) the commencement of any enforcement action against Borrower or any Subsidiary of Borrower by FDA or any other Governmental Authority if such enforcement action could reasonably be expected to result in a Material Adverse Effect; (iv) the Recall of any Product from the market, the Market Withdrawal of any Product from the market, or actions to discontinue the sale of any Product, if the same could reasonably be expected to result in a Material Adverse Effect; (v) a Change in Law, including a change in FDA policies or procedures or other Governmental Authority policies or procedures, occurs which could reasonably be expected to result in a Material Adverse Effect; or (vi) the termination of any agreements with manufacturers that supply any Product or any components of any Product or any changes to any agreements with manufacturers that supply any Product or any components of any Product that could reasonably be expected to result in a Material Adverse Effect; or

8.12                        Change in Control.

A Change in Control shall have occurred; or

8.13                        Invalidity of Loan Documents; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations (other than Unasserted Obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or (ii)  any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Required Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent in the Collateral Account, which shall be established and maintained by Administrative Agent and shall be under its sole dominion and control, as collateral security for the payment of all Obligations and applied as set forth below.  Borrower hereby assigns to Administrative Agent (for the benefit of Lenders), and grants to Administrative Agent (for the benefit of Lenders) a security interest in, the Collateral Account and all amounts at any time held in or acquired in connection with the Collateral Account, together with all proceeds thereof.  Borrower shall have no right to withdraw or to cause Administrative Agent to withdraw any funds deposited in the Collateral Account except as otherwise provided below or in other provisions of this Agreement.  At any time and from time to time, upon Administrative Agent’s request, Borrower promptly shall execute and deliver any and all such further instruments and documents, including UCC financing statements and control agreements, as may be necessary, appropriate or desirable in Administrative Agent’s judgment to obtain the full benefits (including perfection and priority) of the security interest created or intended to be created by this paragraph and of the rights and powers herein granted.

Cash held by Administrative Agent in the Collateral Account shall not be invested but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as provided herein.  To the extent permitted by law, any cash held in the Collateral Account shall bear interest at the standard rate paid by Administrative Agent to its customers for deposits of like amounts and terms.  Any interest earned on deposits of cash in the Collateral Account shall be deposited directly in and held in the Collateral Account.

Upon any drawing under any outstanding Letter of Credit, Administrative Agent shall apply any amount in the Collateral Account to reimburse Issuing Lender for the amount of such drawing.  In the event of cancellation or expiration of any Letter of Credit, or in the event of any reduction in the maximum amount available under such Letter of Credit, Administrative Agent shall apply the excess of any amount then on deposit in the Collateral Account over the maximum available amount that may at any time be drawn under all Letters of Credit, after giving effect to such cancellation, expiration or reduction, as provided in subsection 2.4C.

Section 9.                                          ADMINISTRATIVE AGENT

9.1                               Appointment.

A.                                    Appointment of Administrative Agent.  Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and, except with respect to the consent rights of Borrower set forth in subsection 9.5 only, no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion.  Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates (“Related Parties”).  The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B.                                    Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such collateral and to perform such duties with respect to such collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.                                    Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                               Powers and Duties; General Immunity.

A.                                    Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.                                    No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for, or have any duty to ascertain or inquire into, (i) the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document, (ii) any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Borrower to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby, (iii) the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, or (iv) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.  Without limiting the generality of the foregoing, Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (y) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default or any Event of Default unless and until notice describing such Default or Event of Default is given to Administrative Agent by Borrower, a Lender or Issuing Lender.

C.                                    Exculpatory Provisions.  Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct.  Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.                                    Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                               Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                               Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such other Person in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting solely from Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Resignation of Administrative Agent; Successor Administrative Agent and Swing Line Lender.

A.                                    Resignation; Successor Administrative Agent.  Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrower.  Upon any such notice of resignation by Administrative Agent, Required Lenders shall have the right to appoint a successor Administrative Agent; provided that Borrower shall have the right to consent to such appointment (such consent not to be unreasonably withheld or delayed) so long as no Default or Event of Default exists.  If no such successor shall have been so appointed by Required Lenders (with Borrower’s consent if required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent.  If Administrative Agent shall notify Lenders and Borrower that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Required Lenders appoint (with Borrower’s consent if required) a successor Administrative Agent in accordance with this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

B.                                    Successor Swing Line Lender.  Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Borrower shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit V annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6                               Subsidiary Guaranty.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of the Subsidiary Guaranty; provided that Administrative Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Subsidiary Guaranty, in each case without the prior consent of Required Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Required Lenders have otherwise consented; provided that, in the case of a sale of such item of stock referred above, the requirements of subsection 10.14 are satisfied.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof.

9.7                               Duties of Other Agents.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, co-agents, documentation agents and syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or Issuing Lender hereunder.  Without limiting the foregoing, none of such Persons shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                               Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any of the Subsidiaries of Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)                                     to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)                                  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.                                   MISCELLANEOUS

10.1                        Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.                                    General.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation.  Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.                                    Assignments.

(i)                                     Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 (in each case aggregating concurrent assignments to two or more Affiliated Funds for purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments to two or more Affiliated Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(vii) and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, each of (a) Administrative Agent, (b) if no Event of Default has occurred and is continuing, Borrower and (c) Swing Line Lender and Issuing Lender, shall have consented thereto (which consents shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is Issuing Lender such Lender shall continue to have all rights and obligations of Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder); provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender.  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV annexed hereto, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.  Other than as provided in subsection 2.1A(ii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)                                  Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(vii), Administrative Agent shall, if Administrative Agent and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii)                               Deemed Consent by Borrower.  If the consent of Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such tenth Business Day.

(iv)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

C.                                    Participations.  Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural person, a Defaulting Lender or any of its Affiliates or Borrower or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) an increase in the Commitment allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 (subject to the requirements and limitations therein, including the requirements under subsection 2.7B(vii) (it being understood that the documentation required under subsection 2.7B(vii) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B; provided that (x) such Participant agrees to be subject to the provisions of subsection 2.8B as if it were an assignee under subsection 10.1B and (y) such Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  No Participant shall be entitled to the benefits of subsection 2.7 unless Borrower has specifically consented in writing to such Participant being entitled to the benefits of subsection 2.7 and such Participant agrees, for the benefit of Borrower, to comply with subsection 2.7B(vii) as though it were a Lender.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under subsection 9.4 with respect to any payments made by such Lender to its Participant(s).  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of subsection 2.10 with respect to any Participant.  Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

D.                                    Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.             Information.  Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.             Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2                        Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly:  (i) all reasonable and documented costs and expenses of Administrative Agent incurred in negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Borrower required to be delivered hereunder and of Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable and documented fees, expenses and disbursements of counsel to Administrative Agent (including reasonable allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all costs and expenses (including the reasonable and documented fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided to Administrative Agent or Lenders; (v) all reasonable costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the collateral; (vi) all other reasonable and documented costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (vii) all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees (including reasonable allocated costs of internal counsel) and reasonable and documented fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to evaluate or assess any Loan Party, its business or financial condition; and (viii) all costs and expenses, including reasonable attorneys’ fees (including reasonable allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the collection from any of the collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3                        Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders (including Issuing Lender), and the officers, directors, trustees, employees, agents, advisors and Affiliates of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that (i) Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction; and (ii) Borrower shall not be required to pay for more than one counsel (and one counsel in each applicable local jurisdiction), in each case, selected by Administrative Agent, for the Indemnitees unless a conflict shall exist, in which case, Borrower shall be required to pay for one additional counsel, including, to the extent necessary, one additional local counsel in each applicable local jurisdiction for the Indemnitees affected by such conflict.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including reasonable allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority, or any enforcement of any of the Loan Documents (including any collection from any of the collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                        Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Borrower and each other Loan Party against and on account of the Obligations of Borrower or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of subsection 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  The rights of each Lender and its Affiliates under this subsection are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5                        Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (a) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (b) the foregoing provisions shall not apply to (1) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) the application of cash collateral provided for in subsection 2.9C, or (3) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B or 10.1C.  Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                        Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Required Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)           each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Required Lenders) (1) increase the amount of such Lender’s Commitment, (2) reduce the principal amount of any Loan, decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) (excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee), or (3) extend the Revolving Commitment Termination Date, postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, postpone the date on which any interest or any fees are payable, or reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit;

(b)           each Lender, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Required Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments pursuant to subsection 2.1A(iii) or otherwise approved by Required Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) or release all or substantially all Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than (x) upon termination of the Revolving Loan Commitment Amount and payment in full of all Obligations (other than Unasserted Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been cash collateralized or with respect to which a backstop letter of credit has been issued) and (y) in accordance with the terms of the Loan Documents, or (4) except as specifically provided therein as being subject to Required Lenders’ approval, change in any manner or waive the provisions contained in subsection 2.4C, subsection 8.1, subsection 10.5 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and Issuing Lender, and (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

10.7                        Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

10.8                        Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and Issuing Lender pursuant to Section 2 or Section 3 shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.  Notices and other communications to the Lenders, Swing Line Lender and Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, Swing Line Lender or Issuing Lender pursuant to Section 2 or Section 3 if such Lender, Swing Line Lender or Issuing Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Administrative Agent and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9                        Survival of Representations, Warranties and Agreements.

A.            All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.2A(iv), 2.3A(ii), 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Administrative Agent and Lenders set forth in subsections 2.7B, 9.2C, 9.4, 10.5, 10.18 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10                 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11                 Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.12      Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Without limiting the foregoing provisions of this subsection 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code and other applicable bankruptcy, insolvency or similar laws, as determined in good faith by Administrative Agent, Issuing Lender or Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Borrower, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14                 Release of Subsidiary Guarantors.

Upon sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Borrower) that is permitted by this Agreement or to which Required Lenders have otherwise consented, for which a Loan Party desires to obtain a release of a Subsidiary Guarantor from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Capital Stock being sold or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct, execute and deliver such releases of such Subsidiary Guarantor, as may be reasonably requested by such Loan Party.

10.15                 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17                 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)          AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18                 Waiver of Jury Trial; Arbitration.

A.            Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

B.            Arbitration.  To the extent the foregoing waiver of a jury trial is held to be unenforceable under applicable California law in any proceeding related to the Loan Documents, the parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(i)            Governing Rules.  Any arbitration proceeding will (a) proceed in a location in California selected by the American Arbitration Association (“AAA”); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(ii)           No Waiver of Provisional Remedies.  The arbitration requirement does not limit the right of any party to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this paragraph.

(iii)          Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.  Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated or a neutral retired judge of the state of federal judiciary of California.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of New York and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose monetary sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  To the extent the waiver of a jury trial set forth in subsection 10.18A is held to be unenforceable under applicable California law in any proceeding related to the Loan Documents, the institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(iv)          Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator.

(v)           Class Proceedings and Consolidations.  Each party hereto hereby waives any rights it has to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(vi)          Payment Of Arbitration Costs And Fees; Miscellaneous.  The arbitrator may award all costs and expenses of the arbitration proceeding to the prevailing party.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 360 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

10.19                 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed, and shall be required, to keep such information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the consent of Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to Administrative Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries.  Borrower, Administrative Agent and Lenders hereby agree that all Borrower Materials marked by or on behalf of Borrower as “PUBLIC” shall not be entitled to confidential treatment pursuant to this subsection 10.19.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense.

10.20                 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.21                 The Platform.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

10.22                 USA Patriot Act.

Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.  Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

THORATEC CORPORATION

By:	/s/ Roxanne Oulman
Name:	Roxanne Oulman
Title:	Interim Chief Financial Officer and Vice President of Finance

Notice Address:
6035 Stoneridge Drive
Pleasanton, California 94588
Attention: Chris Hyun, Director of Treasury
www.thoratec.com

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Hamid Hussain
Name:	Hamid Hussain
Title:	Senior Vice President

Notice Address:
2175 N. California Blvd., Suite 700
Walnut Creek, California 94596
Attention: Hamid Hussain

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